Exhibit 99.1

Identiv Reports Second Quarter 2026 Financial Results

Signed IoT Asset Purchase Agreement with Trackonomy on June 24, 2026; Transaction Expected to Close in Q3 FY 2026, Subject to Closing Conditions

Go-Forward Business Strategy Focused on Providing Physical AI Solutions Through Targeted Acquisitions of Compliance SaaS Companies

Company Intends to Resume Repurchases of its Common Stock Shortly, and Prior to the Closing of the Asset Sale Transaction

Santa Ana, Calif. — August 12, 2026 — Identiv, Inc. (NASDAQ: INVE), a global leader in RFID- and Bluetooth Low Energy (BLE)-enabled Internet of Things (IoT) solutions, today released its financial results for the second quarter ended June 30, 2026.

Financial Results for Fiscal Second Quarter 2026

Revenue for the second quarter of 2026 was $5.7 million, compared to $5.0 million in the second quarter of 2025. This year-over-year increase was as expected and due to increased sales of RFID transponder products.

Second quarter 2026 GAAP gross margin was 16.1% and non-GAAP gross margin was 24.5%, compared to second quarter 2025 GAAP gross margin of (9.4%) and non-GAAP gross margin of (0.8%). The year-over-year improvement was primarily driven by continued production cost savings and efficiencies driven by the elimination of Singapore manufacturing costs, improved cost utilization at the Thailand facility, and a reduction in inventory obsolescence charges.

GAAP operating expenses, including research and development, selling and marketing, general and administrative, and restructuring and severance, were $6.4 million in the second quarter of 2026, compared to $5.9 million in the second quarter of 2025. The increase in GAAP operating expenses was driven primarily by an increase in strategic review-related costs. Non-GAAP operating expenses were $4.0 million in the second quarter of 2026, compared to $4.5 million in the second quarter of 2025. The decrease in non-GAAP operating expenses reflects management’s disciplined spending allocation across its operating expenses.

Second quarter 2026 GAAP net loss was ($4.7) million, or ($0.20) per basic and diluted share, compared to GAAP net loss of ($6.0) million, or ($0.26) per basic and diluted share, in the second quarter of 2025. This improvement was primarily due to higher sales in Q2 2026, increased gross margin due to the transition of manufacturing to Thailand and the impact of charges to cost of revenue related to the write-down of obsolete inventory in the second quarter of 2025.

Non-GAAP adjusted EBITDA loss in the second quarter of 2026 was ($2.7) million, compared to ($4.6) million in the second quarter of 2025. This improvement was primarily due to the reduction in fixed manufacturing costs at the now-closed Singapore facility, improved utilization at the Thailand facility, and management’s disciplined allocation of operating expenses to support the Company’s Perform-Accelerate-Transform (P-A-T) strategic initiatives.

Management Commentary

In the second quarter, Identiv achieved a significant milestone under the Transform pillar of its P-A-T strategy by entering into a definitive agreement to sell its IoT operating assets to Trackonomy Systems, Inc. Product development activities continued with Identiv’s strategic programs, while the Thailand manufacturing facility prepared for the expansion of its BLE product portfolio. In July, Identiv launched its expanded ID-Tiny product family, a portfolio of ultra-miniaturized HF/NFC inlays and tags designed to bring secure digital intelligence to compact products.

In parallel, broader macroeconomic conditions continued to affect demand in certain consumer-facing applications. In particular, one of Identiv’s larger consumer-facing customers built up significant inventory positions over the last three quarters and is pausing new order activity in the coming months to align its inventories with current demand. The customer expects to resume order activity late this year. Furthermore, Identiv is seeing some chip allocation delays for certain products, which is delaying production and shipment of some orders.

Update Regarding Stock Repurchase Program

Identiv’s Board of Directors currently intends to return up to $40 million of capital to stockholders through share repurchases, dividends, and/or other distributions. Identiv intends to resume common stock repurchases under its stock repurchase program shortly, and prior to the closing of the asset sale transaction with Trackonomy.

Financial Outlook

Identiv provides guidance based on current market conditions and expectations, including macroeconomic conditions and customer demand. For the third quarter of fiscal 2026, management currently expects net revenue to be in the range of $4.1 million to $4.8 million, without taking into account the closing of the asset sale transaction.

Conference Call

In view of Identiv’s previously announced asset sale to Trackonomy, the Company will not hold a conference call to discuss its second quarter 2026 financial results.

Additional information can be found in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, which is expected to be filed on August 13, 2026.

About Identiv

Identiv’s RFID- and BLE-enabled IoT solutions create digital identities for physical objects, enhancing global connectivity for businesses, people, and the planet. Its solutions, integrated into over 2.0 billion applications worldwide, drive innovation across healthcare, logistics, consumer electronics, luxury goods, smart packaging, and more. For additional information, visit identiv.com | Follow us on LinkedIn @Identiv

Non-GAAP Financial Measures

This press release includes financial information that has not been prepared in accordance with accounting principles generally accepted in the United States (GAAP), including non-GAAP adjusted EBITDA, non-GAAP gross profit, non-GAAP gross margin and non-GAAP operating expenses. Identiv uses non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating ongoing operational performance. Identiv believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends. Non-GAAP gross profit and margin exclude stock-based compensation and amortization and depreciation. Non-GAAP adjusted EBITDA excludes items that are included in GAAP net loss, GAAP operating expenses, and GAAP gross margin, and excludes income tax provision, interest income, net, foreign currency losses, net, stock-based compensation, amortization and depreciation, restructuring and severance, and strategic review-related costs. Non-GAAP operating expenses exclude stock-based compensation, amortization and depreciation, strategic review-related costs, and restructuring and severance. The exclusions are detailed in the reconciliation table included in this press release. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures as detailed in this press release.

Note Regarding Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those involving future events and future results that are based on current expectations as well as the current beliefs and assumptions of management of Identiv and can be identified by words such as “anticipate,” “believe,” “continue,” “plan,” “will,” “intend,” “expect,” “outlook,” and similar references to the future. Any statement that is not a historical fact is a forward-looking statement, including statements regarding: Identiv’s expectations regarding its future operating and financial outlook and performance, including 2026 third quarter guidance and outlook; Identiv’s beliefs regarding its business and the conditions affecting its business and customers; Identiv’s expectations regarding resumption of customer order activity and the timing thereof; Identiv’s plans regarding the return of capital to stockholders, including the repurchase of stock, and the nature, timing and amount thereof; Identiv’s go-forward strategy, opportunities, focus and goals; and Identiv’s beliefs regarding the benefits of its pending asset sale. Forward-looking statements are only predictions and are subject to a number of risks and uncertainties, many of which are outside Identiv’s control, which could cause actual results to differ materially and adversely from those expressed in any forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the closing of the asset sale; Identiv’s ability to continue the momentum in its business; Identiv’s ability to successfully execute its go-forward business strategy; Identiv’s ability to capitalize on trends in its business and the continuation of those trends; Identiv’s ability to satisfy customer demand and expectations; the level and timing of customer orders and changes/cancellations; the loss of customers, suppliers or partners; risks associated with development of products; the success of Identiv’s products and strategic partnerships; Identiv’s ability to successfully enter into definitive agreements for strategic partnerships or collaborations; the effects of the announced asset sale on Identiv’s business; the impact of macroeconomic conditions and customer demand, inflation, tariffs and increases in prices; factors affecting consumer demand for Identiv’s customers’ products; the effects of supply constraints; changes in Identiv’s plans regarding return of capital and the forms thereof, including repurchases of its stock, and the timing and amounts thereof, if any; factors affecting Identiv’s stock repurchases, including its ability to cease repurchases at any time; and the other factors discussed in its periodic reports, including its Annual Report on Form 10-K for the year ended December 31, 2025, as amended, Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, and subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements are based on information available to Identiv on the date hereof, and Identiv assumes no obligation to update such statements.

Investor Relations Contact:

IR@identiv.com

Media Contact:

press@identiv.com

Identiv, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2026	2025	2026	2025
Net revenue	$5,681	$5,040	$13,094	$10,309
Cost of revenue	4,765	5,514	10,887	10,651

Gross profit (loss)	916	(474)	2,207	(342)

Operating expenses:
Research and development	950	890	1,951	1,677
Selling and marketing	1,290	1,546	2,639	2,953
General and administrative	4,128	3,057	7,251	6,203
Restructuring and severance	59	420	81	680

Total operating expenses	6,427	5,913	11,922	11,513

Loss from operations	(5,511)	(6,387)	(9,715)	(11,855)
Non-operating income (expense):
Interest income, net	995	1,320	2,042	2,532
Foreign currency losses, net	(125)	(870)	(411)	(1,400)

Loss from operations before income tax provision	(4,641)	(5,937)	(8,084)	(10,723)
Income tax provision	(12)	(105)	(17)	(108)

Net loss	(4,653)	(6,042)	(8,101)	(10,831)
Cumulative dividends on Series B convertible preferred stock	(211)	(205)	(422)	(410)

Net loss available to common stockholders	$(4,864)	$(6,247)	$(8,523)	$(11,241)

Net loss per common share:
Basic and diluted	$(0.20)	$(0.26)	$(0.35)	$(0.47)
Weighted average common shares outstanding:
Basic and diluted	24,219	23,760	24,129	23,679

Identiv, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30,	December 31,
	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$119,407	$128,609
Restricted cash	300	300
Accounts receivable, net of allowances	2,428	4,070
Inventories	8,501	7,419
Prepaid expenses and other current assets	1,661	2,267

Total current assets	132,297	142,665
Property and equipment, net	7,364	7,316
Operating lease right-of-use assets	696	841
Other assets	325	515

Total assets	$140,682	$151,337

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,502	$3,619
Operating lease liabilities	331	331
Deferred revenue	—	2,760
Accrued compensation and related benefits	988	776
Accrued income taxes payable	286	288
Other accrued expenses and liabilities	2,395	1,619

Total current liabilities	6,502	9,393
Long-term operating lease liabilities	375	525
Other long-term liabilities	723	718

Total liabilities	7,600	10,636
Total stockholders’ equity	133,082	140,701

Total liabilities and stockholders’ equity	$140,682	$151,337

Identiv, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2026	2025	2026	2025
Reconciliation of GAAP gross margin to non-GAAP gross margin
GAAP gross profit (loss)	$916	$(474)	$2,207	$(342)

Reconciling items included in GAAP gross profit (loss):
Stock-based compensation	7	5	13	10
Amortization and depreciation	470	428	940	862

Total reconciling items included in GAAP gross profit (loss)	477	433	953	872

Non-GAAP gross profit (loss)	$1,393	$(41)	$3,160	$530

Non-GAAP gross margin	24.5%	(0.8%)	24.1%	5.1%

Reconciliation of GAAP operating expenses to non-GAAP operating expenses
GAAP operating expenses	$6,427	$5,913	$11,922	$11,513

Reconciling items included in GAAP operating expenses:
Stock-based compensation	(717)	(902)	(1,331)	(1,693)
Amortization and depreciation	(94)	(61)	(165)	(118)
Strategic review-related costs	(1,512)	—	(1,879)	(4)
Restructuring and severance	(59)	(420)	(81)	(680)

Total reconciling items included in GAAP operating expenses	(2,382)	(1,383)	(3,456)	(2,495)

Non-GAAP operating expenses	$4,045	$4,530	$8,466	$9,018

Reconciliation of GAAP net loss to non-GAAP adjusted EBITDA
GAAP net loss	$(4,653)	$(6,042)	$(8,101)	$(10,831)

Reconciling items included in GAAP net loss:
Income tax provision	12	105	17	108
Interest income, net	(995)	(1,320)	(2,042)	(2,532)
Foreign currency losses, net	125	870	411	1,400
Stock-based compensation	724	907	1,344	1,703
Amortization and depreciation	564	489	1,105	980
Strategic review-related costs	1,512	—	1,879	4
Restructuring and severance	59	420	81	680

Total reconciling items included in GAAP net loss	2,001	1,471	2,795	2,343

Non-GAAP adjusted EBITDA	$(2,652)	$(4,571)	$(5,306)	$(8,488)